[EX. 3.3]

                                 STATE of NEVADA
                            ARTICLES of DOMESTICATION
                              (Pursuant to NRS 92A)


o First: The Corporation was first formed on May 23, 1986. The Corporation was federally incorporated on this date pursuant to the Canada Business Corporations Act. The Corporation was extra-provincially registered in the jurisdiction of the Province of British Columbia, Canada on March 23, 1987 and in the Province of Alberta, Canada on April 18, 1990.

o Second: The name of the Corporation immediately prior to the filing of this Articles of Domestication was "Naxos Resources Ltd.".

o Third: The name of the domestic, for-profit Corporation as set forth in its Articles of Incorporation filed in accordance with NRS Chapter 78, is "Franklin Lake Resources Inc.".

o Fourth: The jurisdiction that constituted the principal place of business or central administration of the Corporation, immediately prior to the filing of this Articles of Domestication was British Columbia, Canada.

o I, The Undersigned, for the purpose of domesticating a foreign corporation under the laws of the State of Nevada, do make, file and record this Articles of Domestication, and do certify that the facts herein stated are true, and I have accordingly hereunto set my hand this 3rd day of October, 2001.

                                     NAXOS RESOURCES LTD.

                                     BY: /s/ Father Gregory Ofiesh
                                         --------------------------------
                                         Father Gregory Ofiesh
                                         President, CEO and Director